EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (“Agreement”) is made as of the 1st day of May, 2006, by and between Sweetskinz, Inc., a Pennsylvania corporation (the “Company”), and David Anderson, a resident of Drexel Hill, Pennsylvania (the “Employee”).

WITNESSETH:

WHEREAS, the Company desires to retain the services of the Employee in the manner hereinafter specified in its business, thereby retaining for the Company the benefit of the Employee's business knowledge and experience and also to make provisions for the payment of reasonable and proper compensation to the Employee for such services; and

WHEREAS, the parties have agreed to enter into this Agreement subject to the terms and conditions herein; and

WHEREAS, the Employee is willing to be employed by the Company and to perform the duties incident to such employment upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants and representations herein contained, the Company and the Employee mutually agree as follows:

AGREEMENT

ARTICLE I EMPLOYMENT AND DUTIES

Section 1.1 Employment. Commencing on the date hereof, the Company shall employ the Employee, and the Employee shall accept employment with the Company as an employee of the Company, upon the terms and subject to the conditions hereinafter set forth and shall hold the title of Chief Financial Officer.

Section 1.2 Duties. the Employee shall serve as Chief Financial Officer of the Company and, subject to the general operating policies, as amended from time to time, of the Board of Directors (the “Board”) and the Company’s Certificate of Incorporation and By-Laws, Employee shall have supervision and control over the financial controls of the Company and its subsidiaries. Employee shall have such other duties as customarily performed by the Chief Financial Officer and also have such other powers and duties as may be, from time to time, prescribed by the Board, provided that the nature of Employee’s powers and duties so prescribed shall not be inconsistent with Employee’s position and duties hereunder. Employee shall report directly and exclusively to the Company’s Chief Executive Officer, Andrew Boyland.

The Employee shall devote his best efforts to the business and affairs of the Company and, during the Term (as defined in Section 2.1 of this Agreement) as well as the period provided in Article III, shall observe at all times the covenants regarding non-competition, and confidentiality provided in Article III hereof. The Company and Employee acknowledge and agree that, during the Term, Employee shall be permitted to (i) serve on corporate, civic, professional association, or charitable boards or committees, and (ii) manage passive personal investments, so long as any such activities do not unduly interfere with the performance of Employee's responsiblities as an employee of the Company in accordance with this Agreement.

ARTICLE II

TERMS OF EMPLOYMENT; COMPENSATION AND BENEFITS

Section 2.1 Term. Except as otherwise provided herein, the term of this Agreement shall be three (3) years beginning on the date of this Agreement (the “Initial Term”). This Agreement shall be renewed automatically in one (1) year increments (each a “Renewal Term” and together with the Initial Term, the “Term”) unless notice by either party is given in writing no less than ninety (90) days from the expiration of the Initial Term or the applicable Renewal Term.

Section 2.2 Compensation. Except as otherwise set forth herein, the Company shall pay, and the Employee shall accept as full consideration for the services to be rendered hereunder, and the covenants entered into hereunder, compensation as set forth in Exhibit “A”, attached hereto and incorporated herein by reference.

Section 2.3 Benefits. The Employee shall be entitled to participate in such fringe benefits as are generally available to employees of the Company or key executive personnel, and to the normal perquisites provided to such executives. Such benefits, if any, shall be provided upon the terms and conditions as set forth on Exhibit “B”, attached hereto and incorporated herein by reference. Provided however, nothing in this Agreement shall be construed to require the Company to offer any specific fringe benefit to Employee, except those specifically enumerated in Exhibit B, to effect compliance with this Section 2.3.

ARTICLE III

NON-COMPETITION AND CONFIDENTIALITY

Section 3.1 Restrictive Covenants.

(a)  Non-Competition. The Employee and the Company agree that the Company's business depends, to a considerable extent, on the individual skills, efforts and judgment of the Employee. The Employee and the Company further agree that the Employee's position enables him to maintain and develop specialized knowledge and information of value to the Company. Accordingly, and in consideration of the mutual promises contained herein, the Employee agrees that he shall not engage, or cause another to engage, within a geographic area and for a duration as set forth in this Section 3.1(a), either directly or indirectly, as principal, including, without limitation owner, shareholder, partner or member; agent; employer; employee; or consultant; in the Business (as hereinafter defined). The duration of the covenant shall commence on the Effective Date and extend for a period of one (1) year following the termination of the Term; provided, however, that the covenant not to compete shall terminate immediately if Company materially breaches this Agreement, terminates Employee’s employment without cause or does not renew this Agreement in accordance with Section 2.1 for any Renewal Term. This covenant shall be applied within a two hundred (200) mile radius of any office or facility operated or owned by the Company and shall be applied to any Client (as hereinafter defined) of the Company serviced by the Company during the six (6) month period prior to the termination of the Employee’s employment with the Company. The Employee and the Company agree that the geographic scope and the duration of time pursuant to this covenant are reasonable.

(b)  Non-Solicitation. The Employee shall not contact any Client (as hereinafter defined) of the Company for purposes of soliciting such Client's business on behalf of a competing Business except on behalf of the Company. The Employee shall not employ, cause another to employ or solicit the employment of any person employed by the Company or that has been an employee of the Company at any time during the six (6) months preceding the termination of this Agreement for any reason. The duration of the covenants set forth in this Section 3.1(b) shall commence on the Effective Date and extend for a period of one (1) year following the date of termination of the Term; provided, however, that the covenants not to solicit shall terminate immediately if Company materially breaches this Agreement, terminates Employee’s employment without cause or does not renew this Agreement in accordance with Section 2.1 for any Renewal Term.

(c)  Confidentiality. The Employee specifically agrees that, without the consent of the Company, he will not at any time, in any fashion, form, or manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm or corporation (other than to an attorney or accountant in the regular course of the Company’s business) any Confidential Information (as hereinafter defined). Upon the termination of this Agreement for any reason, the Employee shall immediately surrender and deliver to the Company all Confidential Information in all forms. The covenants set forth in this Section 3.1(c) shall survive the termination of this Agreement in perpetuity.

(d)  Continuing Obligations. The Employee agrees that his obligations and duties contained in this Article III are continuing obligations and, except as otherwise set forth herein, said duties shall survive the termination or expiration of this Agreement for any reason whatsoever.

(e) Definitions. For the purposes of this Article III, the following terms have the meanings set forth below:

“Business” shall mean the manufacturing, marketing, sale and distribution of SweetskinZ brand tires and other products of the SweetskinZ family of businesses as they are developed to include that which directly aids or is directly incidental to the manufacturing, marketing, sale and distribution of such products.

“Client” shall mean any entity, including without limitation, any natural person, company, partnership, corporation, trust, association, organization or governmental unit, (i) with whom the Employee has direct contact and/or to whom the Employee renders any services; and/or (ii) about whom the Employee has access to Confidential Information (as hereinafter defined).

“Confidential Information” shall mean any information, not generally known in the relevant trade or industry, obtained from the Company or any of its subsidiaries, affiliates, customers or suppliers or which falls within any of the following general categories: (a) information relating to the business of the Company or that of any of its subsidiaries, affiliates, customers or suppliers, including but not limited to, financial reports, income statements, balance sheets, annual and quarterly reports, general ledger, accounts receivable, and other accounting reports, non-public filings with government agencies, business forms, handbooks, policies, and documents, business plans, business processes and procedures, sales or marketing methods, methods of doing business, customer lists, customer usages and/or requirements, and supplier information of the Company or any of its subsidiaries, affiliates, customers or suppliers; (b) information relating to existing or contemplated products, services, technology, designs, processes, formulae, computer systems, computer software, algorithms and research or developments of the Company or any of its subsidiaries, affiliates, customers or suppliers; (c) information relating to trade secrets of the Company or any of its subsidiaries, affiliates, customers or suppliers; or (d) information marked “Confidential” or “Proprietary” by or on behalf of the Company or any of its subsidiaries, affiliates, customers or suppliers.

Section 3.2 Enforcement; Remedies. The Employee covenants, agrees, and recognizes that because the breach or threatened breach of the covenants, or any of them, contained in Section 3.1 hereof will result in immediate and irreparable injury to the Company, the Company shall be entitled to an injunction restraining the Employee from any violation of Section 3.1 to the fullest extent allowed by law. The Employee further covenants and agrees that in the event of a violation of any of the respective covenants and agreements contained in Section 3.1 hereof, the Company shall be entitled to an accounting of all profits, compensation, commissions, remuneration or benefits which the Employee directly or indirectly has realized and/or may realize as a result of, growing out of, or in connection with any such violation and shall be entitled to receive all such amounts to which the Company would be entitled as damages under law or at equity. The Employee further covenants, agrees and recognizes that, notwithstanding anything to the contrary contained herein, in the event of a violation, breach or threatened breach of any of the respective covenants and agreements contained in Section 3.1 hereof, the Company shall be excused from making any further payments to the Employee pursuant to any provision of this Agreement until the Employee shall cease violating or breaching his respective covenants and agreements contained in Section 3.1 hereof and shall have received reasonable assurances from the Employee that he will no longer engage in the same. Nothing herein shall be construed as prohibiting the Company from pursuing any other legal or equitable remedies that may be available to it for any such violation or breach, including the recovery of damages from the Employee. If either party files suit to enforce or enjoin the enforcement of the covenants contained herein, the prevailing party shall be entitled to recover, in addition to all other damages or remedies provided for herein, its costs incurred in prosecuting or defending said suit, including reasonable attorneys' fees.

Section 3.3 Construction. The Employee hereby expressly acknowledges and agrees as follows:

(a)  That the covenants set forth in Section 3.1 above are reasonable in all respects and are necessary to protect the legitimate business and competitive interests of the Company in connection with its business which the Employee agrees, pursuant to this Agreement, to assist the Company in maintaining and developing; and

(b) That each of the covenants set forth in Section 3.1 above is separately and independently given, and each such covenant is intended to be enforceable separately and independently of the other such covenants, including without limitation, enforcement by injunction; provided, however, that the invalidity or unenforceability of any provision of this Agreement in any respect shall not affect the validity or enforceability of this Agreement in any other respect. In the event that any provision of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof of any such covenant, or for any other reason, such invalidity or unenforceability shall attach only to the particular aspect of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provision of this Agreement or the enforcement of such provision in other circumstances, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provisions has been challenged had been more narrowly drafted so as not to be invalid or unenforceable.

ARTICLE IV

TERMINATION

Section 4.1 Termination.

(a) If, during the term hereof, the Employee (i) violates in any material respect any provision of Article III hereof; (ii) is convicted of a felony or a crime involving moral depravity or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its subsidiaries, customers or suppliers; (iii) engages in conduct tending to bring the Company or any of its subsidiaries into substantial public disgrace or disrepute as reasonably determined by a majority of the Board based upon contemporary community standards for the Philadelphia Metropolitan Area, (iv) substantially and repeatedly fails to perform the duties of the office held by the Employee which continues after written warnings to correct such deficiency; (v) commits acts of willful misconduct, the Company may immediately, in writing, terminate this Agreement without further obligation hereunder, except that the Company shall, within 30 days of termination, pay all compensation accrued through the effective date of termination and reimburse Employee for all expenses incurred before the termination of Employee’s employment.

(b) If, during the term of this Agreement, the Employee is charged with any act referred to in Section 4.1(a) above, the Company may, upon one (1) day’s notice, require the Employee to take a leave of absence without pay for up to fifteen (15) days, the length of such leave of absence to be determined by the Company in the Company’s sole discretion.

(c) Upon the Employee’s resignation from employment with the Company other than pursuant to Section 4(f) and Section 4(g), the Company shall, within 30 days of termination, pay all compensation accrued through the effective date of resignation and reimburse Employee for all expenses incurred before the termination of Employee’s employment, and Employee shall have no further right for any salary or other benefits except as otherwise required by law.

(d) This Agreement shall be terminated by the death of the Employee. If the death of the Employee occurs and this Agreement is thereby terminated, the Company shall, within 30 days of termination, pay to the Employee's estate or legal representative in complete settlement for relinquishment of his interest in this Agreement, compensation and benefits payable to him through the end of the calendar month in which his death and the Agreement's termination occur, and shall reimburse Employee’s estate or legal representative for all expenses incurred before the Employee’s death.

(e) The Company may terminate this Agreement by written notice to the Employee in the event that during the term hereof the Employee shall become “permanently disabled” as the term “permanently disabled” is hereinafter fixed and defined. For purposes of this Agreement, “permanently disabled” shall mean (i) the Employee is unable, by reason of accident, physical or mental infirmity or other causes beyond his control, to satisfactorily perform duties then assigned to him or such reduced duties which the Company is willing to assign to him for a continuous period of one hundred eighty (180) days or for a total period of one hundred eighty (180) days, either consecutive or not, in any twelve month period, or (ii) the Employee is unwilling for whatever reason to perform on a full-time basis the duties then assigned to him for a continuous period of one hundred eighty (180) days or for a total period of one hundred eighty (180) days, either consecutive or not, in any twelve month period. For purposes of this Agreement, the Company shall determine the existence of “permanent disability”; provided, however, a determination of “permanent disability” under subsection (i) above may be made only upon receipt of a certificate of disability from a qualified physician, selected by the Company, subject to the reasonable approval of Employee or his representative after examination by such physician of the disabled Employee; provided, further, that in the event the Employee has failed to substantially perform his duties for a period of 30 consecutive days as a result of accident or injury and thereafter refuses to submit to a medical examination at the request of the Company for a continuous period of one hundred eighty (180) days, the Employee shall be deemed to be “permanently disabled.” Upon termination pursuant to this Section 4.1(e), the Company shall, within 30 days of termination, pay to the Employee in complete settlement for relinquishment of the Employee's interest in this Agreement, compensation and benefits payable to the Company through the end of the calendar month in which termination of this Agreement occurs, and reimburse Employee for all expenses incurred before the termination of Employee’s employment.

(f) In the event that the Employee’s employment hereunder is terminated (i) at any time by the Company without cause or (ii) by the resignation of Employee as a result of (A) a breach by the Company of any provision of this Agreement, including, without limitation, the failure of the Company to pay any amount hereunder when the same shall be due and payable, (B) a material change in Employee’s duties, including, without limitation, a material diminution in Employee’s title, position, duties or responsibilities, or the assignment to Employee of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with the positions specified in the Agreement, the Company shall (x) within 30 days of termination, pay Employee all compensation accrued through the effective date of resignation and reimburse Employee for all expenses incurred before the termination of Employee’s employment, (y) within 30 days of termination, pay Employee in a lump sum an amount equal to 1.0 times Employee’s annual guaranteed salary in effect on the date of termination and the prior year’s bonus as determined by the Board of Directors and (z) provide to Employee, at the Company’s expense, for the first year after Employee’s termination, continued coverage under all benefit plans in which Employee participated immediately prior to Employee’s termination (or if the Company was paying Employee for obtaining such coverage on his own, the Company will pay Employee in a lump sum on termination, the amount required to continue such coverage for a period of one year), and Employee shall have no further right for any salary or other benefits except as otherwise required by law. In addition, upon termination of Employee’s employment pursuant to this Section 4(f), all options granted to Employee shall immediately vest and become exercisable.

(g) In the event that the Employee’s employment hereunder is terminated by Employee for any reason during the 90-day period subsequent to a Change in Control (as hereinafter defined), the Company shall (x) within 30 days of termination, pay Employee all compensation accrued through the effective date of resignation and reimburse Employee for all expenses incurred before the termination of Employee’s employment, (y) within 30 days of termination, pay Employee in a lump sum an amount equal to 1.5 times Employee’s annual guaranteed salary in effect on the date of termination and (z) provide to Employee, at the Company’s expense, for the first year after Employee’s termination, continued coverage under all benefit plans in which Employee participated immediately prior to Employee’s termination (or if the Company was paying Employee for obtaining such coverage on his own, the Company will pay Employee in a lump sum on termination, the amount required to continue such coverage for a period of one year), and Employee shall have no further right for any salary or other benefits except as otherwise required by law. In addition, upon termination of Employee’s employment pursuant to this Section 4(g), all options granted to Employee shall immediately vest and become exercisable.

For purposes of this Agreement, “Change in Control” shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), other than the current principal stockholders of the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the then outstanding shares of the Company’s Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of members of the Board or board of any corporate successor to the business of the Company (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition by the Company, or (2) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) below; or

(ii) Individuals who, as of the Date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason within any period of 18 consecutive months to constitute at least a majority of such Incumbent Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election, by the Company’s stockholders, was approved by a vote of at least a majority of the members then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(iii) Consummation after the date of this Agreement of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Securities and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then Outstanding Company Securities and the Outstanding Company Voting Securities, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Securities and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then Outstanding Company Securities and the Outstanding Company Voting Securities resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such Person had an ownership position in excess of such fifty percent (50%) of the Outstanding Company Voting Securities prior to the Business Combination or (C) at least a majority of the members of the board of the entity resulting from such Business Combination were members of the Incumbent Board or Persons who replaced such Incumbent Board without causing a Change in Control pursuant to Section (b) above at the time of the execution of the initial agreement, or of the action of the Incumbent Board, providing for such Business Combination; or

(iv) Approval by the security holders of the Company of a complete liquidation or dissolution of the Company.

(h) If either party is prevented or delayed or anticipates being prevented or delayed in the performance of any of its obligations under this Agreement as a result of a force majeure event, to include but not limited to strikes, lockouts, civil commotion, embargo, governmental legislation or regulation, riot, invasion, acts or threats of terrorism, war, threat of or preparation for war, fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural physical disaster it shall immediately notify the other party, in writing, of the same, and, where reasonably possible, specifying the period for which such prevention or delay can reasonably be expected to continue. If a party shall have fully complied with its obligations under this clause 4.1(h) it shall be excused from performance of its unfulfilled obligations under this Agreement from the date of such notice until such force majeure event no longer pertains, provided, however, if such obligations related to “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such obligation shall only be permitted to remain unfulfilled to the extent permitted by Section 409A of the Code.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1 Governing Law. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of Delaware.

Section 5.2 Assignment. This Agreement shall inure to the benefit of and shall be binding upon the heirs and legal representatives of the Employee and upon the successors and assigns of the Company. This Agreement is a personal service contract and it may not be assigned by the Employee; the Agreement is, however, expressly assignable by the Company to an affiliate of the Company.

Section 5.3 Remedies.

(a)  Termination of this Agreement shall not constitute a waiver of the Company's or the Employee’s rights under this Agreement or otherwise, nor a release of the Company or the Employee from its or his obligations under Article III hereof. The parties hereto agree that monetary damages are not adequate relief for breaches under Article III hereof and that injunctive relief may be sought and enforced by the Company against the Employee for enforcement of the duties and obligations contained therein.

(b)  The rights and remedies provided each of the parties herein shall be cumulative and in addition to any other rights and remedies provided by law or otherwise. Any failure in the exercise by either party of his or its right to terminate this Agreement or to enforce any provision of this Agreement for default or violation by the other party shall not prejudice such party's right of termination or enforcement for any further or other default or violation.

Section 5.4 Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties respecting the Employee's employment, and there are no representations, warranties or commitments, except as set forth herein. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

Section 5.5 Notices. Any notice, request, demand or other communication hereunder shall be in writing and shall be deemed to be duly given when personally delivered to an officer of the Company or to the Employee, as the case may be, or when delivered by mail at the addresses set forth below or such other address as may be subsequently designated in writing:

The Employee:             David Anderson
    5220 Apache Lane
                                                                    Drexel Hill, PA  19026

With a copy to:                         Console Law Offices, LLC
                                                                     1528 Walnut Street, Suite 600
                                                                     Philadelphia, PA  19102
                                                                     Attn:  Stephen G. Console, Esq

The Company:   SweetskinZ, Inc.
                                                                      2311 Wallace St.
                                                                      Philadelphia, PA 19130

With copy to:                             Rubin, Bailin, Ortoli, LLP
      405 Park Ave - 15th Floor
      New York, New York 10022
      Attn: William S. Rosenstadt, Esq.

Section 5.6 Severability. The provisions of this Agreement and any exhibits are severable and, if any one or more provisions may be determined to be illegal or otherwise unenforceable, the remaining provisions shall be enforceable. Any partially enforceable provisions shall be enforceable to the extent enforceable.

Section 5.7 Gender. Throughout this Agreement, the masculine gender shall be deemed to include the feminine and neuter, and vice versa, and the singular the plural, and vice versa, unless the context clearly requires otherwise.

Section 5.8 Freedom To Contract. The Employee represents and warrants that he has the right to enter into this Agreement and that no other agreements exist, whether written or oral, which would be in conflict with any of the terms and conditions of this Agreement. During the first year hereof only, notice must be provided to the Company in writing of any agreements, written or oral, whereby the Employee is to provide services for compensation entered into by the Employee during the term of this Agreement. Such written notice must describe in detail the proposed relationship, as evidenced by such agreement, and specify whether compensation has been received or will be received under the terms of such agreement. The Employee represents and warrants that he will not enter into any agreement, which is in conflict with the terms and conditions of this Agreement.

Section 5.9 Waiver of Breach. Either party’s waiver of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such other party. No waiver shall be valid unless in writing and, in the case of Company, signed by an authorized officer of the Company.

Section 5.10 Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

Section 5.11 Waiver of Jury Trial. The Parties hereto waive the right to a jury with respect to the resolution of any dispute brought in connection with this Agreement.

Section 5.12. Successors; Binding Effect; Third Party Beneficiaries. In the event of a future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets, the Company will require any successor, by agreement in form and substance reasonably satisfactory to Employee or by operation of law, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such disposition had taken place. The foregoing includes the acquisition of the Company by a public shell in a reverse merger or exchange transaction, in which case this Agreement shall be assumed by the parent holding company and Employee’s duties shall include those of the Chief Financial Officer of the parent holding company as well as any subsidiaries thereof, including the Company. As used in this Agreement, the “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

Section 5.13. Indemnification; Insurance. Subject to and in accordance with the provisions of the Certificate of Incorporation of the Company, which shall not as to the following, except as required by applicable law, be amended in this regard without Employee’s consent, the Company shall indemnify Employee to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time, for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and attorney’s fees) incurred or paid by Employee in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by Employee of services for, or the acting by Employee as a manager, officer or employee of, the Company, or any other person or enterprise at the Company’s request. The Company shall use its commercially reasonable efforts to purchase and maintain during the Term, directors’ and officers’ insurance with a liability limit of not less than $10,000,000, provided that the Board shall have the right to reduce the amount of insurance coverage if, in its opinion, coverage in such amount is available only on unreasonable terms but in no event shall such coverage be less than $5,000,000.

IN WITNESS WHEREOF, with due authorization the parties have executed this Agreement as of the day and year first above written.

THE COMPANY

Sweetskinz, Inc.
a Pennsylvania corporation

/s/ Andrew Boyland
By: Andrew Boyland
Its: Chief Executive Officer

EMPLOYEE

/s/ David Anderson
David Anderson

EXHIBIT A

Compensation

A.       Salary
During the first year of the Initial Term of this Agreement, the Company shall provide Employee a guaranteed salary of $150,000.00 per annum, payable monthly in accordance with the Company’s normal payroll practices (the “First Year Salary”).

During each subsequent year of the Term, the Company shall provide Employee a salary at least equal to the First Year Salary but shall endeavor in good faith to raise Employee’s annual salary to such level commensurate with Employee’s performance over the prior 12 months, the progression and growth of the Company’s business over the prior 12 months, then prevailing industry salary scales and other relevant factors. In no event shall Employee’s guaranteed salary be less than the First Year Salary.

B.     Stock Options

Upon the date of this Agreement, Employee shall receive stock options for 225,000 shares of common stock at an exercise price equal to the fair market value of the shares on the date of grant and an exercise term of 10 years; provided, however, that if the Company sells shares of its common stock or any other securities convertible into its common stock at a price which is less than $1.00 per share on or before the date of this Agreement, the exercise price for the options shall be the lowest price paid for the Company’s common stock or the lowest price into which such other securities are then convertible. Employee shall be forwarded a Plan and Stock Option Agreement for such shares upon the execution of this Agreement. Such options shall vest in 8.33% increments each quarter with 100% of the options being vested upon completion of the Initial Term, provided that the vesting of such options shall be accelerated upon a Change in Control, the termination of Employee without Cause or by the Employee pursuant to Section 4(f) or 4(g).  The Company shall file a registration statement on Form S-8 covering the shares issuable upon exercise of the options as soon as the Company is eligible to file such registration statement.

C.     Bonus

Within 60 following the date of this Agreement, the Board shall adopt a bonus plan pursuant to which all executives, including Employee, shall be able to receive an annual bonus. Any bonus shall be paid before January 31st of the year following the end of the year in which the annual bonus was earned. Any bonus plan or payments thereunder shall comply with Section 409A of the Code so that no liability results under Section 409A as a result of the bonus plan or any payment thereunder.

EXHIBIT B

Benefits

The Employee shall be provided with benefits now or in the future provided by the Company to its employees and executives, including but not limited to comprehensive family health insurance and disability insurance. In the event that the Company does not offer health and disability insurance to its employees, the Company shall reimburse Employee for the costs of obtaining such coverage.

(a) The Employee shall be promptly reimbursed for the following business expenses: (i) gasoline, tolls, parking (exclusive of monthly), meals/entertainment, airfare, hotel, cellular phone fees and other business-related charges and expenses necessary for the Employee to fully perform his functions as the Chief Financial Officer of the Company, provided that Employee submits proper expense reports and receipts for such permitted business expenses in accordance with Company policy, and (ii) gifts and contributions approved by the Board.

(b) The Employee shall be entitled to four (4) weeks paid vacation in each year. No vacation may be carried over from one year to the next, unless the Employee receives a written extension from the Company’s Board of Directors. The Employee shall also be entitled to all paid holidays given by the Company to its employees and key management personnel.

(c) The Employee shall be provided, at Company’s expense, with remote computer access from home, as available. The Company agrees to provide such access promptly pursuant to the estimate provided to the Company.